UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      May 23, 2011

INTREORG SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-53262	45-0526215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 E. Southlake Boulevard, Suite 120-366, Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(817) 491-8611

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

On May 23, 2011 we entered into Consulting Agreement with Cicerone Corporate Development, LLC pursuant to which we engaged the firm to assist us in the preparation of reports, summaries, profiles, due diligence packages, and other materials and documentation in connection with proposed acquisitions, as well as advising us on capital raising and business planning and such other services as we may reasonably request.  As compensation for the consulting services, we will pay the consultant a monthly fee of 20,000 shares of our common stock and two year warrants to purchase an additional 20,000 shares.  The exercise price of the warrants will be equal to the fair market value of our common stock on the date of issuance, and will contain a cashless exercise provision.  We also agreed to reimburse the consultant for pre-approved expenses incurred by it in connection with the provision of the services to us.  The Consulting Agreement remains in effect until terminated by the parties.  Either party may terminate the agreement after six months upon 30 days notice to the other party.  Either party may also terminate the agreement upon a breach of a material term of the agreement, subject to a 10 day cure period.  The agreement contains customary confidentiality provisions, and we agreed to indemnify Cicerone Corporate Development, LLC under certain circumstances.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

10.9	Form of Consulting Agreement dated May 23, 2011 by and between INTREorg Systems, Inc. and Cicerone Corporate Development, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREORG SYSTEMS, INC.

Date: May 26, 2011	By: /s/ Donal R. Schmidt
Donal R. Schmidt, Jr., Chief Executive Officer